As filed with the Securities and Exchange Commission on May 26, 2023

Registration Statement No. 333-271547

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT 1 TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	1389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 601, Shui’an South Street

Chaoyang District, Beijing, 100012

People’s Republic of China

+86-(10) 8494-5799 — telephone

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty St.

New York, NY 10005

+1-212-894-8940 — telephone

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq.

Benming Zhang, Esq.

Kaufman & Canoles, P.C.

Two James Center, 14th Floor

1021 East Cary Street

Richmond, Virginia 23219

+1-804-771-5700 — telephone

+1-888-360-9092 — facsimile

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 26, 2023

RECON TECHNOLOGY, LTD

10,002,500 Class A Ordinary Shares underlying Warrants

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 10,002,500 Class A shares of our Ordinary Shares (“Ordinary Shares”, “Class A Shares” or “Shares”), par value $0.0925 per share, issuable upon exercise of warrants currently held by such Selling Shareholders as follows: 10,002,500 Class A Ordinary Shares issuable upon the exercise of certain Class A Ordinary Share purchase warrants issued on March 15, 2023 (the “Warrants”). The holders of the Warrants are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.” Each of the Warrants is exercisable for one Class A Ordinary Share at an initial exercise price of $0.80 per share.

This prospectus also covers any additional Class A Ordinary Shares that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants by reason of share splits, share dividends, subsequent equity sale and other events described therein.

The Selling Shareholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the Warrant Shares issuable from time to time upon exercise of the Warrants, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale for the Warrant Shares that may be used by the Selling Shareholders, see the section entitled “Plan of Distribution” on page 6. For a list of the Selling Shareholders, see the section entitled “Selling Shareholders” on page 11.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Warrant Shares following the effective date of this registration statement.

We are registering the Warrant Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Warrant Shares, we may receive up to $0.80 per share upon the cash exercise of any of the Warrants. However, we cannot predict whether, when or in what amounts the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “RCON.” On April 27, 2023, the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market was $0.4043 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our Ordinary Shares.

We are a Cayman Islands holding company. We are not a Chinese operating company, and do not conduct business operations directly in China. All China operations are conducted by our subsidiaries established in the People’s Republic of China (“PRC” or “China”) and in the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR” or “Hong Kong”), and by our contractual arrangements with variable interest entities, or “VIEs,” and the VIEs’ subsidiaries located in China. This is an offering of the Securities of the Cayman Islands holding company, which does not conduct operations. This structure involves unique risks to investors. The VIE structure provides contractual exposure to foreign investment in Chinese-based companies, pursuant to which U.S. GAAP accounting rules require us to consolidate such VIEs’ financial results in our financial statements. VIE structures are generally used where Chinese law prohibits direct foreign investment in the operating companies. Investors may never directly hold equity interests in the Chinese operating companies. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “we,” “us,” “Company,” or “our,” refers to Recon Technology, Ltd, a Cayman Islands exempted limited company, together with our subsidiaries. “Our subsidiaries” refer to Recon Investment Ltd. and Recon Hengda Technology (Beijing) Co. Ltd., or Recon-IN and Recon-BJ, respectively. “VIEs” refers to the PRC variable interest entities and their subsidiaries (Nanjing Recon Technology Co., Beijing BHD Petroleum Technology Co., Gan Su BHD Environmental Technology Co. Ltd, Huang Hua BHD Petroleum Equipment Manufacturing Co. Ltd., and Qing Hai BHD New Energy Technology Co. Ltd., Future Gas Station (Beijing) Technology, Ltd., or “Nanjing Recon,” “BHD,” “Gan Su BHD,” “HH BHD,” “Qing Hai BHD,” and “FGS” respectively). You are not investing in Nanjing Recon, BHD, Gan Su BHD, HH BHD, Qing Hai BHD, or FGS. Instead, we entered into certain contracts (the “VIE Agreements”) dated April 1, 2019, which are used to provide investors exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. A wholly foreign-owned entity (“WFOE”) is a limited liability company based in the People’s Republic of China but wholly owned by foreign investors. In our instance, Recon-BJ is a WFOE wholly owned by us through our subsidiary, Recon-IN, a Hong Kong limited company. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of the VIE for accounting purposes.

We mainly conduct our business through the VIEs, Nanjing Recon, BHD and their respective subsidiaries by means of Contractual Arrangements. Because we do not hold equity interests in the VIEs and their subsidiaries, we are subject to risks due to the uncertainty of the interpretation and application of the PRC laws and regulations regarding VIEs and the VIE structure, including but not limited to regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIEs. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and as a result the value of Securities may depreciate significantly or become worthless. At the time of this filing, the Contractual Agreements have not been tested in a court of law.

For U.S. GAAP purposes, each VIE has its own operating cash flow. Cash flow between our Company and the VIEs primarily consists of transfers from us to the VIEs for supplemental working capital, which is mainly used in purchase of materials and payment of operating expenses and investments. In addition, the VIEs occasionally make payments on our behalf when we experience a cash shortage.  For the fiscal years ended June 30, 2022, 2021 and 2020, net cash transferred from the Company to the VIEs was RMB55,569,342, RMB15,720,667 and RMB5,260,340, respectively. There was no cash transferred from the VIEs to the Company or fees paid on behalf of the Company by the VIEs during the years ended June 30, 2022, 2021 and 2020.  Neither we nor the VIEs have present plans to distribute earnings or settle amounts owed under the Contractual Agreements. Cash in the VIEs are expected to be retained for business growth and operation. No dividends or distributions have been declared to pay to us from our subsidiaries or the VIEs. No dividends or distributions were made to any U.S. investors.

We are also subject to legal and operational risks associated with being based in and having the majority of the Company’s and VIEs’ operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On July 10, 2021, the PRC State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective), which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. Furthermore, the Chinese education sector is going through a series of reforms and new laws and guidelines have been recently promulgated and released to regulate our industry. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange because the Company and the VIEs are not involved in the education industry and do not maintain data of more than 1 million users; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook.

Our Securities may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA Act”) if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) and the U.S. House of Representatives introduced the AHFCAA on December 14, 2021 and referred to the House Committee on Financial Services. If signed into law, the AHFCAA would amend the HFCAA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, thereby reducing the time before our securities may be prohibited from trading or delisted.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Marcum Asias CPA LLP is not subject to the Determination Report issued on December 16, 2021.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission (“CSRC”) and the Ministry of Finance of the PRC, which sets out specific arrangements on conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marks an important step towards resolving the audit oversight issue that concern mutual interests, and sets forth arrangements for both sides to cooperate in conducting inspections and investigations of relevant audit firms, and specifies the purpose, scope and approach of cooperation, as well as the use of information and protection of specific types of data. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which went into effect on March 31, 2023. Pursuant to Article 16 of the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. We have been advised by our PRC counsel, Jingtian & Gongcheng, based on their understanding of the Trial Administrative Measures, that the registration of the Shares underlying the Warrants contemplated by this prospectus does not trigger the filing procedures with the CSRC because the Company is registering the Warrant Shares on behalf of the Selling Shareholders. However, the Company will file with the CSRC if any of the Selling Shareholders exercises the Warrants. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

Our auditor is currently subject to PCAOB inspections, and the PCAOB is able to inspect our auditor. Our auditor, Marcum Asia CPAs LLP, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Marcum Asia CPAs LLP to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA Act, as the same may be amended, or if the agreement between the PCAOB and the CSRC on August 26, 2022 does not succeed, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCAA Act.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [___], 2023.

About This Prospectus

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of 10,002,500 Class A Ordinary Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Warrant Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

This prospectus is part of a registration statement on Form F-1 that we have filed with the Securities and Exchange Commission, or SEC. It omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information with regard to us and the securities being offered by the selling shareholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the caption “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the documents that are incorporated by reference herein contain certain market data and industry statistics and forecasts that are based on studies sponsored by the Company or third parties, independent industry publications and other publicly available information. Many of these statements involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus and under similar captions in the documents that are incorporated by reference herein. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise requires, all references in this prospectus to “Recon,” “we,” “us,” “our,” “the Company” or similar words refer to Recon Technology, Ltd, a Cayman Island holding company, together with our subsidiaries, Recon Investment Ltd. (“Recon-IN”) and Recon Hengda Technology (Beijing) Co., Ltd. (“Recon-BJ”). Separately, “VIEs” refers to the PRC variable interest entities and their subsidiaries (Nanjing Recon Technology Co., Beijing BHD Petroleum Technology Co., and Future Gas Station (Beijing) Technology, Ltd., or “Nanjing Recon,” “BHD,” and “FGS,” respectively).

Prospectus Summary

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” in this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Overview

We are a Cayman Islands holding company with subsidiaries established in the People’s Republic of China (“PRC” or “China”) and in the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR” or “Hong Kong”). Our subsidiaries have contractual arrangements with PRC variable interest entities, or “VIEs,” and the VIEs’ subsidiaries. These VIEs are Chinese companies that provide hardware, software, and on-site services to companies in the petroleum mining, extraction and sales of refined oil industry in the PRC. To this end, our company and our subsidiaries, Recon Investment Ltd. (“Recon-IN”) and Recon Hengda Technology (Beijing) Co., Ltd. (“Recon-BJ”) are contractually engaged with the following PRC VIE companies and their subsidiaries: Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Future Gas Station (Beijing) Technology, Ltd. (“FGS”), Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), Gan Su BHD Environmental Technology Co. Ltd. (“Gan Su BHD”), Huang Hua BHD Petroleum Equipment Manufacturing Co. Ltd. (“HH BHD”), and Qing Hai BHD New Energy Technology Co. Ltd. (“Qing Hai BHD”) (collectively, the “Domestic Companies”), which provide services designed to automate and enhance the extraction of and facilitate the sale of petroleum products.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oilfields. The Domestic Companies’ solutions allow our customers to locate productive oilfields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil.

Recent Developments

On April 13, 2023, the Company filed a sticker supplement modifying, superseding and supplementing certain information contained in our prospectus filed with the SEC dated July 9, 2021, related to the offer and resale of up to an aggregate of 8,814,102 Class A ordinary shares, par value $0.0925 per share issuable upon exercise of warrants currently held by such Selling Shareholders as follows: 8,814,102 ordinary shares issuable upon exercise of certain ordinary share purchase warrants issued on June 16, 2021. In connection with the recent registered direct offering and concurrent private placement, we agreed to reduce the exercise price of the warrants issued by us on June 16, 2021 to $0.80 per share following the closing on March 17, 2023.

On March 15, 2023, the Company and certain institutional investors (the “Purchasers”) entered into that certain securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such Purchasers an aggregate of 8,827,500 Class A ordinary shares, par value $0.0925 per share (the “Ordinary Shares”) and 1,175,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase ordinary shares in a registered direct offering, and warrants to purchase up to 10,002,500 Class A Ordinary Shares (the “Warrants”) in a concurrent private placement, for gross proceeds of approximately $8.0 million (the “Offering”) before deducting the placement agent’s fees and other estimated offering expenses. In connection with the Private Placement, we are registering the resale of our Ordinary Shares issuable upon the exercise of the Warrants. The sale and offering of the Shares and the Pre-Funded Warrants were effected as a takedown off the Company’s shelf registration statement on Form F-3 (File No. 333-268657) (the “Registration Statement”). The Warrants and ordinary shares underlying the Warrants were offered pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended, contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Corporate Information

Our principal executive offices are located at Room 601, 1 Shui’an South Street, Chaoyang District, Beijing, 100012, People’s Republic of China. Our telephone number at this address is +86 (10) 8494-5799. Our Class A Ordinary Shares are traded on the NASDAQ Capital Market under the symbol “RCON.”

Our Internet website, www.recon.cn, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and current reports on Form 6-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

The Offering

This prospectus relates to the offer and resale by the Selling Shareholders of an aggregate of 10,002,500 Warrant Shares issuable upon the exercise of the Warrants. All of the Warrant Shares, when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the selling shareholders:	10,002,500 Class A Ordinary Shares.

Shares Outstanding Prior to Completion of Offering:	38,528,218 (excluding (i) 1,175,000 ordinary shares issuable to investors upon exercise of the Pre-Funded Warrants offered in this offering; (ii) 10,002,500 ordinary shares issuable to investors upon exercise of the Warrants offered in the concurrent private placement; (iii) 2,547,444 ordinary shares issuable upon vesting of restricted shares to certain directors, employees, officers, and consultants; and (iii) 80,000 ordinary shares issuable upon the exercise of outstanding options and vesting of restricted shares under the Company’s incentive plan.)

Terms of this offering:	The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of Ordinary Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds	While we will not receive any proceeds from the sale of the Warrant Shares offered by this prospectus by the Selling Shareholders, we may receive cash proceeds of up to $8,002,000 from the cash exercise of the Warrants, as each of the Warrants has an exercise price of $0.80 per share and such Warrants are exercisable into an aggregate of 10,002,500 Ordinary Shares.

Nasdaq Capital Market Symbol:	RCON

Risk Factors:	An investment in the Ordinary Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 9 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Risk Factors

Before you make a decision to invest in our securities, you should consider carefully the risks described below. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Ordinary Shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on October 28, 2022, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Related to an Investment in Our Securities and this Offering

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 10,002,500 Ordinary Shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

There has been and may continue to be significant volatility in the volume and price of our ordinary shares on the Nasdaq Capital Market.

The market price of our ordinary shares has been and may continue to be highly volatile. Factors, including changes in the Chinese petroleum and energy industry, changes in the Chinese economy, potential infringement of our intellectual property, competition, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

If we fail to satisfy applicable listing standards, our ordinary shares may be delisted from the Nasdaq Capital Market.

On April 27, 2023, we received a letter from the Listings Qualifications Department of The Nasdaq Capital Market (“Nasdaq”) notifying us that the minimum closing bid price per share for our Ordinary Shares was below $1.00 for a period of 30 consecutive business days and that the Registrant did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). This current report is filed pursuant to Nasdaq Listing Rule 5810(b). The Nasdaq notification letter does not result in the immediate delisting of our Ordinary Shares, and the shares have continued to trade uninterrupted under the symbol “RCON.”

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we have a compliance period of one hundred eighty (180) calendar days, or until October 24, 2023 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per share of the our Ordinary Shares is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed.

In the event the Registrant does not regain compliance by October 24, 2023, the Registrant may be eligible for an additional 180 calendar day grace period. To qualify, the Registrant will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, including by effecting a reverse stock split, if necessary. If the Registrant chooses to implement a reverse stock split, it must complete the split no later than ten (10) business days prior to the expiration of the second compliance period.

We intend to regain compliance with Nasdaq’s minimum bid price requirement during the Compliance Period. There can be no assurances, however, that we will be successful in satisfying the Minimum-Bid Price Requirement or the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq. It is possible that we will fail to comply with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2) again or any other listing requirements. If so, and Nasdaq may delist our shares if we cannot regain compliance timely.

Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. If our shares is delisted by the Nasdaq the price of our ordinary shares decline.

Risks Related to Doing Business In China

Additional compliance procedures may be required in connection with this offering, due to the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which went into effect on March 31, 2023. Pursuant to Article 16 of the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. Where an issuer offers securities in the same overseas market after overseas initial public offerings or listing, it shall complete filing procedures with the CSRC within three working days after completion of offering. The required filing materials with the CSRC in relation to the offering in the same overseas market include (without limitation): (i) record-filing reports and related undertakings; and (ii) PRC legal opinions issued by domestic law firms (with related undertakings).

Pursuant to the Trial Administrative Measures, we have to file with the CSRC with respect to this offering, and the CSRC will conclude the filing procedures and publish the filing results on the CSRC website within twenty working days after receiving the filing documents, if the filing documents are complete and in compliance with stipulated requirements. However, during the filing process, the CSRC may request the Company to supply additional documents or may consult with competent authorities, the time for which will not be counted in the twenty working days. This prospectus involves the registration of the Shares underlying the Warrants which were issued on March 17, 2023 to certain Selling Shareholders. The Company registered the Warrant Shares on behalf of the Selling Shareholders. Therefore, we believe that such registration does not fall under the Trial Administrative Measures of an issuer offering securities. However, the Company will file with the CSRC if any of the Selling Shareholders exercises the Warrants. Any failure or perceived failure of the Company to fully comply with the filing requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We do not undertake to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations, other than required by the federal securities laws or other applicable laws.

Use of Proceeds

The Selling Shareholders will receive all of the proceeds from the sale of Warrant Shares under this prospectus. We will not receive any proceeds from these sales. To the extent that we receive proceeds from the exercise of the Warrants, we will use those proceeds to pay for the expenses of this offering and for working capital and other general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Warrant Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Warrant Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

Capitalization

The following table sets forth our capitalization as of December 31, 2022. The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

	December 31, 2022
	(a) Actual	(b) Pro Forma(1)
	US$	US$
	(Unaudited)	(Unaudited)
Indebtedness
Short-term Debt	7,473,545	7,473,545
Long-term Debt	6,362,816	6,362,816
Total indebtedness	13,836,361	13,836,361
Equity
Class A ordinary shares, $0.0925 U.S. dollar par value, 150,000,000 shares authorized; 29,700,718 shares and 29,700,718 shares issued and outstanding as of June 30, 2022 and December 31, 2022, respectively(2)	2,609,581	3,534,812
Class B ordinary shares, $0.0925 U.S. dollar par value, 20,000,000 shares authorized; 4,100,000 shares and 4,100,000 shares issued and outstanding as of June 30, 2022 and December 31, 2022, respectively	349,144	349,144
Additional paid-in capital(2)	72,791,843	79,868,612
Statutory reserves	601,442	601,442
Accumulated deficit	(20,461,555)	(20,461,555)
Accumulated other comprehensive gain	3,040,048	3,040,048
Non-controlling interests	(1,122,484)	(1,122,484)
Total equity	57,808,019	65,810,019
Total Liabilities and Equity	71,644,380	79,646,380

(1)	Gives effect to completion of the offering and to reflect the application of the proceeds.

(2)	Pro forma additional paid in capital reflects the net proceeds we assume to receive from cash exercise of the Warrants. We assume to receive approximately $8,002,000 million (gross proceeds from cash exercise of the Warrants).

Selling Shareholders

The Warrant Shares being offered by the Selling Shareholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Recent Developments” on page 7 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the SPA, and as disclosed in this section under “Material Relationships with Selling Shareholders”, none of the Selling Shareholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Ordinary Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholders’ beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Shareholders upon the exercise of the Warrants does not necessarily mean that the Selling Shareholders will sell all or any of such shares, but the number of Ordinary Shares and percentages set forth in the final two columns below assume that all Warrant Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of April 27, 2023, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Ordinary Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Ordinary Shares subject to warrants held by that Selling Shareholder that are exercisable for Ordinary Shares within 60 days after April 27, 2023, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 10,002,500 Warrant Shares that may be sold or otherwise disposed of by the Selling Shareholders. Such shares are issuable to the Selling Shareholders upon the exercise of the Warrants. The Warrants are immediately exercisable at an initial exercise price of $0.80 per share on the date of their issuance and expire five and a half (5.5) years from the date on which they became exercisable. See “Registered Direct Offering and Concurrent Private Placement” in this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus(2)	Number of Ordinary Shares Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Sabby Volatility Warrant Master Fund, Ltd.(4)	13,678,646	4,875,000	8,803,646	4.99%
Alto Opportunity Master Fund SPC – Segregated Master Portfolio B(5)	1,718,546	675,000	1,043,546	2.71%
L1 Capital Global Opportunities Master Fund(6)	760,000	440,000	320,000	*
Empery Asset Master, Ltd.(7)	709,463	396,712	312,751	*
Empery Tax Efficient, LP(8)	203,781	119,610	84,171	*
Empery Tax Efficient III, LP(9)	255,025	171,178	83,847	*
Hudson Bay Master Fund Ltd.(10)	1,150,000	675,000	475,000	1.23%
Armistice Capital Muster Fund Ltd.(11)	4,850,000	2,650,000	2,200,000	4.99%
TOTAL	23,325,461	10,002,500	13,322,961	-

*	Less than one percent

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding (each such limitation, a “Beneficial Ownership Limitation”). However, for purposes of determining beneficial ownership prior to the offering, we have included all Warrant Shares and shares underlying any other warrants. As a result, the number of Ordinary Shares reflected in this column as beneficially owned by each Selling Shareholder includes (a) any outstanding Ordinary Shares held by such Selling Shareholder, and (b) if any, the number of Ordinary Shares subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Shareholder, in each case which such Selling Shareholder has the right to acquire as of April 27, 2023 or within 60 days thereafter.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Shareholders, assuming full exercise of the Warrants offered hereby.

(3)	Assumes the Selling Shareholder sells all of the Ordinary Shares being offered by this prospectus.

(4)	Consists of (i) 3,625,946 Ordinary Shares, (ii) Warrants to purchase up to 4,000,000 Ordinary Shares with an exercise price of $0.80 per share with the beneficial ownership not to exceed 4.99% and warrants to purchase up to 4,875,000 Ordinary Shares with an exercise price of $0.80 per share with the beneficial ownership not to exceed 4.99%; (iii) Pre-Funded Warrants to purchase up to 1,175,000 Ordinary Shares with the beneficial ownership not to exceed 9.99%; and (iv) Call options to purchase up to 2,700 Ordinary Shares at a strike price of $2.50 and expiring on January 19, 2024. Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein.

(5)	Consists of (i) Warrants to purchase up to 475,000 Ordinary Shares with an exercise price of $0.80 per share and warrants to purchase up to 675,000 Ordinary Shares with an exercise price of $0.80 per share and (ii) 568,546 Ordinary Shares. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(6)

Consists of Warrants to purchase up to 320,000 Ordinary Shares with an exercise price of $0.80 per share and warrants to purchase up to 440,000 Ordinary Shares with an exercise price of $0.80 per share. The address for L1 Capital Global Opportunities Master Fund (“L1”) is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands, and its control person is David Feldman.

(7)

Consists of Warrants to purchase up to 312,751 Ordinary Shares with an exercise price of $0.80 per share and warrants to purchase up to 396,712 Ordinary Shares with an exercise price of $0.80 per share. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)	Consists of Warrants to purchase up to 84,171 Ordinary Shares with an exercise price of $0.80 per share and warrants to purchase up to 119,610 Ordinary Shares with an exercise price of $0.80 per share. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)

Consists of Warrants to purchase up to 83,847 Ordinary Shares with an exercise price of $0.80 per share and warrants to purchase up to 171,178 Ordinary Shares with an exercise price of $0.80 per share. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)

 Consists of Warrants to purchase up to 475,000 Ordinary Shares with an exercise price of $0.80 per share with the beneficial ownership not to exceed 4.99% and warrants to purchase up to 675,000 Ordinary Shares with an exercise price of $0.80 per share. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(11)	Consists of Warrants to purchase up to 2,200,000 Ordinary Shares with an exercise price of $0.80 per share with the beneficial ownership not to exceed 4.99% and warrants to purchase up to 2,650,000 Ordinary Shares with an exercise price of $0.80 per share with the beneficial ownership not to exceed 4.99% (collectively, the “Common Warrants”). All of the warrants are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts in the table do not give effect to the beneficial ownership limitations. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

Material Relationships with Selling Shareholders

In addition to the transaction described above in “Recent Developments,” we have had the following material relationships with the Selling Shareholders in the last three (3) years:

On June 16, 2021, we closed (i) a registered direct offering, of an aggregate of 6,014,102 Ordinary Shares and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 2,800,000 Ordinary Shares in lieu of the Ordinary Shares and (ii) a concurrent private placement of Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 8,814,102 Ordinary Shares at an exercise price of $6.24 per share, subject to customary adjustments thereunder, for gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses. The Pre-Funded Warrants became exercisable beginning on June 16, 2021 at an exercise price of $0.01 per share. The net proceeds from this offering are being used for working capital and general corporate purposes. This offering was conducted pursuant to securities purchase agreement (the “SPA”), dated June 14, 2021, by and between us and each of the Selling Shareholders, as well as a placement agency agreement, dated June 14, 2021, between us and Maxim Group LLC, the placement agent for such offering.

On May 21, 2020, the Company and each of L1, Hudson Bay, Intracoastal and another institutional investor entered into certain securities purchase agreement, pursuant to which the Company agreed to sell to those selling shareholders an aggregate of 911,112 Ordinary Shares in a registered direct offering and warrants (the “Original Warrants”) to purchase up to 911,112 Ordinary Shares in a concurrent private placement, for gross proceeds of approximately $2.1 million (the “May Offering”). The May Offering closed on May 26, 2020, upon the satisfaction of all closing conditions.

On June 26, 2020, the Company and each of L1, Hudson Bay, Intracoastal and another institutional investor entered into certain securities purchase agreement, pursuant to which the Company agreed to sell to those selling shareholders an aggregate of 1,680,000 Ordinary Shares per share in a registered direct offering, amended warrants (the “Amended Warrants”) to purchase up to 911,112 Ordinary Shares and new warrants to purchase up to 1,680,000 Ordinary Shares in a concurrent private placement, for gross proceeds of $2.1 million (the “June Offering”). The Amended Warrants superseded and replaced in its entirety the Original Warrants issued on May 26, 2020. The June Offering closed on June 30, 2020, upon the satisfaction of all closing conditions.

Plan of Distribution

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Securities

We (Recon Technology, Ltd) are a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our affairs are governed by our Third Amended and Restated Memorandum and Articles of Association, the Companies Act (as revised) of the Cayman Islands, which is referred to as the Companies Act below, and the laws of the Cayman Islands. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

Our authorized share capital consists of 150,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0925 each and 20,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0925 each. As of the date of this prospectus, 38,528,218 Class A ordinary shares and 5,600,000 Class B ordinary shares are issued and outstanding. We have issued and outstanding 80,000 options from our share option pool.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors and auditor. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred shares. Such holders do not have any preemptive rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred shares. All outstanding ordinary shares are fully paid and non-assessable.

On April 5, 2021, at the 2021 annual meeting, to implement a dual class structure, our shareholders approved (i) a special resolution that the authorized share capital of the Company be amended from US$1,850,000, divided into 20,000,000 ordinary shares of a nominal or par value of US$0.0925 each, to US$15,725,000, divided into 150,000,000 Class A ordinary shares of a nominal or par value of US$0.0925 each and 20,000,000 Class B ordinary shares of a nominal or par value of US$0.0925 each, and (ii) a special resolution that the Third Amended and Restated Memorandum and Articles of Association of the Company to substitute the Second Amended and Restated Memorandum and Articles of Association. On April 7, 2021, we filed the Third Amended and Restated Memorandum and Articles of Association with the Registrar of Companies of the Cayman Islands. Our Class A ordinary shares began to trade on the NASDAQ Capital Market on April 12, 2021 under the same symbol, “RCON.”

Preferred Shares

Pursuant to our Articles and Cayman Islands law, our Company may by Special Resolution establish one or more series of preferred shares having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, powers and limitations as may be fixed by the Special Resolution. Any preferred shares issued will include restrictions on voting and transfer intended to avoid having us constitute a “controlled foreign corporation” for United States federal income tax purposes. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us. The issuance of preferred shares could also adversely affect the voting power of the holders of the ordinary shares deny shareholders the receipt of a premium on their ordinary shares in the event of a tender or other offer for the ordinary shares and have a depressive effect on the market price of the ordinary shares.

Under the Third Amended and Restated Memorandum and Articles of Association of the Company, the number of Class B Ordinary Shares held by a holder will be automatically and immediately converted into an equal and corresponding number of Class A Ordinary Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder. Furthermore, Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Finally, except for voting rights and conversion rights as set forth in the Third Amended and Restated Memorandum and Articles of Association of the Company, the Class A Ordinary Shares and the Class B Ordinary Shares shall have the same rights, preferences, privileges and restrictions.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Warrants Held by the Selling Shareholders

Exercisability. The Warrants are exercisable for a period of five and one-half years commencing on March 17, 2023 and expiring September 17, 2028 (the “2023 Warrants”). The 2023 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of ordinary shares underlying the 2023 Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of ordinary shares purchased upon such exercise. If a registration statement registering the issuance of the ordinary shares underlying the 2023 Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the 2023 Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the 2023 Warrants if the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2023 Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the 2023 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The terms of the 2023 Warrants may make it difficult for us to raise additional capital at prevailing market terms in the future. Subject to certain exemptions outlined in the 2023 Warrant, if the Company issues or sells or is deemed to have sold or issued at an effective price per share less than the exercise price of the 2023 Warrant then in effect (a “Dilutive Issuance”), the exercise price of the 2023 Warrant shall be reduced to equal the exercise price per share in such Dilutive Issuance (“New Issuance Price”). If the Company in any manner grants, issues or sells any Options (or enters into any agreement to grant, issue or sell) and the lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. On the issuances of convertible securities and the lowest price per share for which one Ordinary Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of the convertible securities for such price per share. On changes in option price or conversion rates, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.

Exchange Listing. There is no established trading market for the 2023 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the 2023 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding ordinary shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding ordinary shares (not including any ordinary shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination, each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the 2023 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of 2023 Warrants shall be given the same choice as to the consideration it receives upon any exercise of the 2023 Warrants following such fundamental transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined in the 2023 Warrant) shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase the 2023 Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this 2023 Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's board of directors, the holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this 2023 Warrant, that is being offered and paid to the holders of ordinary shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of ordinary shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of ordinary shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of ordinary shares will be deemed to have received ordinary shares or common equity of the Successor Entity (which Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction.

Dividends. If, at any time while the 2023 Warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our ordinary shares, by way of return of capital or otherwise, then each holder of ordinary shares shall be entitled to participate in such distribution, subject to the beneficial ownership limitations, to the same extent that the holder would have participated therein if the holder had held the number of ordinary shares acquirable upon complete exercise of Warrants immediately prior to the record date for such distribution.

June 16, 2021 Warrants. Ordinary share purchase warrants to purchase an aggregate of up to 8,814,102 ordinary shares previously issued by the Company to certain institutional investors on June 16, 2021 will have the exercise price reduced to $0.80 in connection with this offering if such investors participate in this offering. A sticker amendment will be filed to effectuate the reduced exercise price of $0.80 from $6.24.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
•	in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by Special Resolution and subject to the provisions of Cayman Islands law, carry out a capital reduction. Our Articles of Association provide that a Special Resolution is also required to reduce any capital redemption reserve fund. A special resolution is a resolution that must be approved by holders of more than two-thirds (2/3) of the outstanding voting shares to become effective, provided, however a company’s Articles of Association may impose a higher threshold. Our Articles of Association require that Special Resolutions receive at least two-thirds (2/3) approval.

Corporate Governance

•	We have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors. We have established an Audit Committee, a Nominating Committee and a Compensation Committee, and each committee is comprised solely of independent directors. We have also adopted a Code of Ethics and have taken other steps to ensure proper corporate governance.

•	Under Cayman Islands law, our Directors have a fiduciary duty to the Company. They have a duty to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. These duties have four essential elements: (i) a duty to act in good faith in the best interests of the Company; (ii) a duty not to personally profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise the powers of a director for the purpose for which such powers were intended.

•	Cayman Islands law and our Articles of Association provide that shareholders may approve matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

•	Cayman Islands law and our Articles of Association allow our shareholders holding not less than ten percent (10%) of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Articles of Association require us to call such meetings.

•	Under our Articles of Association, directors can be removed with cause or by a special resolution (being the vote of holders of a two thirds majority of our shares), cast at a general meeting, or the unanimous written resolution of all shareholders.

•	All material related party transactions must be approved by our board of directors. Such material related party transactions must be made or entered into on bona fide terms in the best interests of the Company and not with the effect of constituting a fraud on the minority shareholders.

•	Under the Companies Act of the Cayman Islands and our Articles of Association, our Company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by ordinary resolutions at a meeting if the Company is no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our Company may be wound up by the Grand Court of the Cayman Islands if the Company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company be wound up.

•	Our Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from fraud, willful neglect or default of such directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

•	There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

•	Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our Memorandum and Articles of Association. However, we will provide our shareholders with annual audited consolidated financial statements.

Anti-takeover Effects

•	Our board of directors is divided into three (3) classes of directors. The current terms of the directors expire in 2022, 2023 and 2024. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders.

•	As permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting.

•	A plan of merger or consolidation must be approved by (i) a shareholder resolution of each constituent company by a special resolution (being a 2/3rd majority).

•	When a take-over offer is made and accepted (within four (4) months) by holders of not less than 90% of the shares affected, the offeror may, within a two (2) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights.

•	Under Cayman Islands law and our Articles of Association, if at any time the share capital is divided into more than one class of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the shareholders of two thirds (2/3) of the issued shares of that class or with the sanction of a resolution passed by not less than two thirds (2/3) of such holders of the shares of that class.

•	As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by way of a Special Resolution with the vote of holders of two-thirds (2/3) of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Stock Option Plan

As of the date of this prospectus, there were outstanding options to purchase 80,000 of ordinary shares issued out of our share option pool.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the trading symbol “RCON”.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC located in 18 Lafayette Place, Woodmere, New York 11598 U.S. Our transfer agent’s phone number is +1 (212) 828-8436.

Enforceability of Civil Liabilities

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System (28 Liberty St. New York, NY 10005) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

We have been advised by Campbells LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the Cayman Islands. We have also been advised by Campbells LLP that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the Cayman Islands under the common law doctrine of obligation. A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

Legal Matters

Kaufman & Canoles, P.C., Richmond, Virginia is acting as counsel to our company regarding U.S. securities law matters. The validity of the securities being offered herein is being passed upon for us by Campbells LLP, Grand Cayman, Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

Experts

The financial statements incorporated by reference in this prospectus for the years ended June 30, 2022 and 2021 have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Change in Registrant’s Certifying Accountant

Effective September 1, 2022, Friedman LLP, our then independent registered public accounting firm, combined with Marcum LLP and continued to operate as an independent registered public accounting firm. On February 1, 2023, we engaged Marcum Asia to serve as our independent registered public accounting firm. The services previously provided by Friedman are now provided by Marcum Asia.

Friedman’s reports on the consolidated financial statements of the Company for the fiscal years ended June 30, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, scope of accounting principles. During the Company’s two most recent fiscal years and through February 1, 2022, there were no disagreements with Friedman on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to such matters in their reports. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended June 30, 2022 and 2021, or in the subsequent period through February 1, 2023.

We provided Friedman with a copy of the above disclosure and requested that Friedman furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of Friedman’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the two most recent fiscal years and in the subsequent period through February 1, 2023, the Company has not consulted with Marcum Asia with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant. Nor was any such person connected with the Registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Information Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on October 28, 2022;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on November 27, 2020, June 16, 2021, February 8, 2023, March 20, 2023, March 24, 2023 and April 4, 2023; and

(3)	the description of our Ordinary Shares contained in our registration statement on Form 8-A/A filed on June 14, 2021 and as it may be further amended from time to time.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Recon Technology, Ltd

Room 601, Shui’an South Street

Chaoyang District, Beijing, 100107

People’s Republic of China

+86 (10) 8494-5799

Attn: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Where You Can Find Additional Information

We will file with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

RECON TECHNOLOGY, LTD

Up to 10,002,500 Class A Ordinary Shares underlying Warrants

PROSPECTUS

_______, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Third Amended and Restated Memorandum and Articles of Association of the Registrant, the Registrant may indemnify its directors, officers, and their heirs, executors, administrators and personal representatives against all actions, proceedings costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in the course of their duty. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant, without fraud, willful neglect or default and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
4.1	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K filed on June 16, 2021)
4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K filed on March 20, 2023)
4.2	Translation of Amended and Restated Exclusive Equity Interest Purchase Agreement dated April 1, 2019 among Recon Hengda Technology (Beijing) Co., Ltd., Beijing BHD Petroleum Technology Co., Ltd. and Fan Zhang, Shenping Yin, Donglin Li, Zhiqiang Feng and Guangqiang Chen (previously filed)
4.3	Translation of Amended and Restated Equity Interest Pledge Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Fan Zhang, Shenping Yin, Donglin Li, Zhiqiang Feng and Guangqiang Chen about Beijing BHD Petroleum Technology Co., Ltd. (previously filed)
4.4	Translation of Exclusive Technical Consulting Service Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Nanjing Recon Technology Co., Ltd. (previously filed)
4.5	Translation of Amended and Restated Exclusive Equity Interest Purchase Agreement dated April 1, 2019 among Recon Hengda Technology (Beijing) Co., Ltd., Nanjing Recon Technology Co., Ltd. and Shenping Yin, Guangqiang Chen and Degui Zhai (previously filed)
4.6	Translation of Amended and Restated Equity Interest Pledge Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Shenping Yin, Guangqiang Chen and Degui Zhai about Nanjing Recon Technology Co., Ltd. (previously filed)
4.7	Translation of Amended and Restated Exclusive Technical Consulting and Service Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd. (previously filed)
4.8	Translation of Power of Attorney for rights of Li Donglin in Beijing Baihengda Petroleum Technology (previously filed)
4.9	Translation of Amended and Restated Power of Attorney for rights of Chen Guangqiang in Beijing Baihengda Petroleum Technology (previously filed)
4.10	Translation of Power of Attorney for rights of Zhang Fan in Beijing Baihengda Petroleum Technology (previously filed)
4.11	Translation of Power of Attorney for rights of Feng Zhiqiang in Beijing Baihengda Petroleum Technology (previously filed)
4.12	Translation of Amended and Restated Power of Attorney for rights of Yin Shenping in Beijing Baihengda Petroleum Technology
5.1	Opinion of Campbells LLP (previously filed)
16.1	Letter of Friedman LLP to the U.S. Securities and Exchange Commission dated February 8, 2023
23.1	Consent of Friedman LLP
23.2	Consent of Campbells LLP (included in Exhibit 5.1)
23.3	Consent of Jingtian & Gongcheng
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 26, 2023.

RECON TECHNOLOGY, LTD

By:	/s/ Shenping Yin
Name:	Shenping Yin
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jia Liu
Name:	Jia Liu
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form F-1.

SIGNATURE	TITLE	DATE

/s/ Shenping Yin	Chief Executive Officer and Director	May 26, 2023
Shenping Yin	(Principal Executive Officer)

/s/ Jia Liu	Chief Financial Officer and Director	May 26, 2023
Jia Liu	(Principal Accounting and Financial Officer)

/s/ Huan Liu	Authorized Representative in the United States	May 26, 2023
Huan Liu

/s/ *	Chief Technology Officer and Director (Chairman)	May 26, 2023
Guangqiang Chen

/s/ *	Director	May 26, 2023
Shudong Zhao

/s/ *	Director	May 26, 2023
Jijun Hu

/s/ *	Director	May 26, 2023
Nelson N.S. Wong

/s/ *	Director	May 26, 2023
Yonggang Duan

* By Shenping Yin, Attorney-in-Fact